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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ----------------------

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                             BJ SERVICES COMPANY
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------


                  DELAWARE                            63-0084140
(STATE OF INCORPORATION OR ORGANIZATION)    (I.R.S. EMPLOYER IDENTIFICATION NO.)


   5500 NORTHWEST CENTRAL DRIVE
         HOUSTON, TEXAS                                    77092
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                 (ZIP CODE)



IF THIS FORM RELATES TO THE                 IF THIS FORM RELATES TO THE
REGISTRATION OF A CLASS OF DEBT             REGISTRATION OF A CLASS OF DEBT
SECURITIES AND IS EFFECTIVE                 SECURITIES AND IS TO BECOME
UPON FILING PURSUANT TO GENERAL             EFFECTIVE SIMULTANEOUSLY WITH THE
INSTRUCTION A(c)(1) PLEASE CHECK            EFFECTIVENESS OF A CONCURRENT
THE FOLLOWING BOX.   [ ]                    REGISTRATION STATEMENT UNDER THE
                                            SECURITIES ACT OF 1933 PURSUANT TO
                                            GENERAL INSTRUCTION A(c)(2)
                                            PLEASE CHECK THE FOLLOWING BOX. [ ]


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

           TITLE OF EACH CLASS               NAME OF EACH EXCHANGE ON WHICH
          TO BE SO REGISTERED                EACH CLASS IS TO BE REGISTERED
          --------------------               ------------------------------
COMMON STOCK, $.10 PAR VALUE PER SHARE       NEW YORK STOCK EXCHANGE


   SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:    NONE

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         ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                 Item 1 is hereby deleted and replaced in its entirety by the following:

                          DESCRIPTION OF CAPITAL STOCK

                 The following statements are brief summaries of certain provisions relating to the capital stock of BJ Services Company ("BJ Services" or the "Company") and are qualified in their entirety by reference to the provisions of the Certificate of Incorporation (the "Charter") and Bylaws of BJ Services, each as amended, which are incorporated by reference as exhibits hereto.

                 The authorized capital stock of BJ Services consists of 80,000,000 shares of common stock, par value $0.10 per share ("BJ Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share, including 400,000 currently authorized shares of Series Two Junior Participating Preferred Stock, par value $1.00 per share ("BJ Preferred Stock"), issuable upon exercise of the Company's preferred share purchase rights ("BJ Rights"). The following description of the capital stock of BJ Services does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of BJ Services' Charter and Bylaws, the Certificate of Designation for the BJ Preferred Stock and the Stockholder Rights Agreement, which is between BJ Services and the rights agent named therein, and the information herein is qualified in its entirety by this reference.

COMMON STOCK

                 BJ Services is authorized by its Charter to issue 80,000,000 shares of BJ Common Stock, of which 28,011,972 shares were issued and outstanding as of December 8, 1995. Each outstanding share of BJ Common Stock includes an associated BJ Right.

                 The holders of shares of BJ Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Company's Bylaws provide that, in general, when a quorum is present at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and entitled to vote shall decide questions brought before such meeting (except as otherwise required by statute or the Company's Charter or Bylaws). See "Certain Anti-takeover Provisions." The BJ Common Stock does not have cumulative voting rights.

                 Each share of BJ Common Stock is entitled to participate equally in dividends, if, as and when declared by BJ Services' Board of Directors, and in the distribution of any assets in the event of liquidation, subject in all cases to any prior claims and prior rights of outstanding shares of preferred stock. The shares of BJ Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of BJ Common Stock are duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

                 Pursuant to its Charter, BJ Services is authorized to issue 5,000,000 shares of preferred stock, and BJ Services' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. A Certificate of Designation has been filed with the Secretary of State of the State of Delaware with respect to the BJ Preferred Stock authorized by the Board of Directors.
The BJ Preferred Stock, which is issuable under certain circumstances upon exercise of the BJ Rights, includes dividend, liquidation and voting rights that would limit or qualify the rights of the holders of the BJ Common Stock. BJ Services has filed a Registration Statement on Form 8-A/A (Commission file number 1-10570), including descriptions of the BJ Rights and the BJ Preferred Stock, and such descriptions are incorporated herein by reference.

CERTAIN ANTI-TAKEOVER PROVISIONS

                 The provisions of the Company's Charter and Bylaws summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a payment of a premium over the market price for the shares held by stockholders.

                 Classified Board of Directors. The Board of Directors of BJ Services is divided into three classes that are elected for staggered three-year terms. Stockholders may only remove a director for cause.

                 Preferred Stock. Pursuant to the provisions of its Charter, BJ Services' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as have been or may be established could have the effect of impeding or discouraging the acquisition of control of BJ Services.

                 Fair Price Provision. The Charter contains a "fair price" provision that requires the approval of holders of not less than 75% of the outstanding shares of voting stock of BJ Services (including not less than 66 2/3% of the outstanding shares of voting stock not owned, directly or indirectly, by persons who are Related Persons (as defined below)) as a condition for mergers, consolidations and certain other business combinations involving BJ Services and any Related Person; provided that the 66 2/3% voting requirement is not applicable if the business combination is approved by the holders of not less than 90% of the outstanding shares of voting stock of BJ Services. Related Persons include the holder of 10% or more of BJ Services' outstanding voting stock and any affiliate of such person. The 75% voting requirement of the "fair price" provision is not applicable to a business combination involving a holder of 10% or more of BJ Services' outstanding voting stock if the acquisition by such holder of such stock or the business combination is approved in advance of such person's becoming a holder of 10% of BJ Services' outstanding voting stock by not less than 75% of the directors of BJ Services then holding office or the following conditions are met: (i) the transaction is a merger or consolidation proposed to occur within one year of the time such holder acquired 10% of BJ Services' outstanding voting stock and the price to be paid to holders of BJ Common Stock is at least as high as the highest price per share paid by such holder in acquiring any of its holdings of BJ Common Stock, (ii) the consideration to be paid in the transaction is cash or the same form of consideration paid by such holder to acquire a majority of its holdings of BJ Common Stock, (iii) between the date of the acquisition by such holder of 10% of BJ Services' outstanding voting stock and the transaction there has been no failure to declare and pay preferred stock dividends and no reduction in BJ Common Stock dividends (except as approved by a majority of the unaffiliated directors), no further acquisition of voting stock by such holder and no benefit, direct or indirect, received by such holder through loans or other financial assistance from BJ Services or tax credits or other tax advantages provided by BJ Services, and (iv) a proxy statement shall have been mailed to stockholders of record at least 30 days prior to the consummation of the business combination for the purpose of soliciting stockholder approval of such business combination.

                 Action by Written Consent; Special Meetings; Bylaw Amendments; and Other. The Charter further provides that (i) stockholders may act only at an annual or special meeting of stockholders and may not act by written consent; (ii) special meetings of stockholders can be called only by BJ Services' Board of Directors; (iii) a 75% vote of the outstanding voting stock is required for the stockholders to amend BJ Services' Bylaws; and (iv) a 75% vote of the outstanding voting stock is required to amend the Charter with respect to certain matters, including, without limitation, the matters set forth in clauses (i) and (iii) above and the 75% voting requirement required for certain business combinations described in the preceding paragraph.

                 Advance Notice for Board Nominees. BJ Services' Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors of BJ Services or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of BJ Services. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of BJ Services prior to the meeting at which directors are to be elected. The procedures also provide that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors of BJ Services or by a stockholder who has given timely prior written notice to the Secretary of BJ Services of such stockholder's intention to bring such business before the meeting. In all cases, to be timely, notice must be received at the principal executive offices of BJ Services not less than 30 days nor more than 60 days prior to the meeting (or if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made by BJ Services, not later than the 10th day following the day on which the notice was mailed or such public disclosure was made). The notice must contain certain information specified in the Bylaws.

                 Delaware Section 203. BJ Services is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prevents an "interested stockholder" (defined




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generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

ITEM 2.  EXHIBITS.

                 The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

     EXHIBIT
     NUMBER      DESCRIPTION OF EXHIBIT
     -------     ----------------------
       3.1       Certificate of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the Registrant's
                 Form 8-K filed April 18, 1995, and incorporated herein by reference).

       3.2       Certificate of Designation of Series Two Junior Participating Preferred Stock (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A dated January 12, 1994 and incorporated herein by reference).

       3.3       Bylaws of the Registrant, as amended (filed as Exhibit 3.3 to the Registrant's Annual Report on Form
                 10-K for the year ended September 30, 1995 and incorporated herein by reference).

       4.1       Specimen form of certificate for the Common Stock (filed as Exhibit 4.1 to the Registrant's
                 Registration Statement on Form S-1 (Reg. No. 33-35187) and incorporated herein by reference).

       4.2       Stockholder Rights Agreement dated as of January 12, 1994, between the Company and First Chicago  Trust
                 Company of New York, as Rights Agent (filed as Exhibit 3.1 to the Registrant's Registration Statement
                 on Form 8-A dated January 12, 1994 and incorporated herein by reference), as amended by the first
                 Amendment to Stockholders Rights Agreement dated as of June 22, 1994 (filed as Exhibit 2 to the
                 Registrant's Form 8-A/A Amendment No. 1 to Form 8-A dated August 26, 1994 and incorporated herein by reference) and by the Second Amendment to Stockholder Rights wAgreement dated as of September 22, 1994
                 (filed as Exhibit 3 to the Registrant's Form 8-A/A Amendment No. 2 to Form 8-A dated September 30, 1994 and incorporated herein by reference).

        4.3      Warrant Agreement between BJ Services Company and First Chicago Trust Company of New York, including form of warrant certificate (filed as Exhibit 4.6 to the Registrant's Form 10-K for the year ended
                 September 30, 1995, and incorporated herein by reference).




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

       4.4       Indenture between The Western Company of North America ("Western") and United States Trust
                 Company of New York, Trustee, dated as of November 15, 1992 (the "Note Indenture"), which includes the form of 12 7/8% Senior Note due 2002 as Exhibit thereto (filed as Exhibit to
                 Registration Statement of Western on Form S-2 (Reg. No. 33-51852) and incorporated herein by reference)

       4.5       First Supplemental Indenture, dated March 2, 1994, to the Note Indenture between The Western Company of
                 North America and United States Trust Company of New York, Trustee (filed as Exhibit to Form 10-K of
                 Western for the year ended December 31, 1993, and incorporated herein by reference)

       4.6       Second Supplemental Indenture to the Note Indenture, dated as of April 13, 1995, between The Western
                 Company of North America, BJ Services Company and United States Trust Company of New York, Trustee (filed as
                 Exhibit 10.5 to Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (Reg. No. 33-58017), and
                 incorporated herein by reference)


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


                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     BJ SERVICES COMPANY


                                     By:     MARGARET BARRETT SHANNON
                                        -----------------------------
                                             Margaret Barrett Shannon
                                             Vice President and General Counsel


Date:    January 9, 1996

                               INDEX TO EXHIBITS


         EXHIBIT NO.                                            DESCRIPTION
         -----------                                            -----------
          3.1      Certificate of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the
                   Registrant's Form 8-K filed April 18, 1995, and incorporated herein by reference)

          3.2      Certificate of Designation of Series Two Junior Participating Preferred Stock (filed as
                   Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A dated January 12, 1994 and incorporated herein by reference)

          3.3      Bylaws of the Registrant, as amended (filed as Exhibit 3.3 to the Registrant's Annual
                   Report on Form 10-K for the year ended September 30, 1995 and incorporated herein by reference)

          4.1      Specimen form of certificate for the Common Stock (filed as Exhibit 4.1 to the
                   Registrant's Registration Statement on Form S-1 (Reg. No. 33-35187) and incorporated herein by reference)

          4.2      Stockholder Rights Agreement dated as of January 12, 1994, between the Company and First
                   Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 3.1 to the
                   Registrant's Registration Statement on Form 8-A dated January 12, 1994 and incorporated herein by reference), as amended by the first Amendment to Stockholders Rights Agreement dated as of June 22, 1994 (filed as Exhibit 2 to the Registrant's Form 8-A/A Amendment No.
                   1 to Form 8-A dated August 26, 1994 and incorporated herein by reference) and by the
                   Second Amendment to Stockholder Rights Agreement dated as of September 22, 1994 (filed as
                   Exhibit 3 to the Registrant's Form 8-A/A Amendment No. 2 to Form 8-A dated September 30,
                   1994 and incorporated herein by reference)

          4.3      Warrant Agreement between BJ Services Company and First Chicago Trust Company of New York,
                   including form of warrant certificate (filed as Exhibit 4.6 to the Registrant's Form 10-K for the year ended September 30, 1995, and incorporated herein by reference)

          4.4      Indenture between The Western Company of North America ("Western") and United States Trust
                   Company of New York, Trustee, dated as of November 15, 1992 (the "Note Indenture"), which includes the form of 12 7/8% Senior Note due 2002 as Exhibit thereto (filed as Exhibit to
                   Registration Statement of Western on Form S-2 (Reg. No. 33-51852) and incorporated herein by reference)

          4.5      First Supplemental Indenture, dated March 2, 1994, to the Note Indenture between The Western
                   Company of North America and United States Trust Company of New York, Trustee (filed as
                   Exhibit to Form 10-K of Western for the year ended December 31, 1993, and incorporated herein by reference)

          4.6      Second Supplemental Indenture to the Note Indenture, dated as of April 13, 1995, between
                   The Western Company of North America, BJ Services Company and United States Trust Company of
                   New York, Trustee (filed as Exhibit 10.5 to Post-Effective Amendment No. 1 to Registration
                   Statement on Form S-4 (Reg. No. 33-58017), and incorporated herein by reference)